                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                               (Amendment No. 14)

                   Under the Securities Exchange Act of 1934

                               Forum Group, Inc.
                               -----------------
                                (Name of Issuer)

                        Common Stock, Without Par Value
                        -------------------------------
                         (Title of Class of Securities)

                                    349841304
                                 --------------
                                 (CUSIP Number)

                              Forum Holdings, L.P.
                         4200 Texas Commerce Tower West
                                 2200 Ross Ave.
                              Dallas, Texas  75201
                         Attention:  Robert A. Whitman
                                 (214) 220-4900
                                 --------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                With a copy to:

                            Robert A. Profusek, Esq.
                           Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                               New York, New York
                                 (212) 326-3939

                                March 25, 1996
                   -----------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ].

                                 Page 1 of 17
                         Index to Exhibits on Page 13

                                 SCHEDULE 13D

================================================================================

CUSIP  NO.   349841304              PAGE   2   OF  17  PAGES
           ------------                  ----     ----
================================================================================

           1       NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Forum Holdings, L.P.
- --------------------------------------------------------------------------------

           2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      a [_]
                                                                         b [X]

- --------------------------------------------------------------------------------

           3       SEC USE ONLY

- --------------------------------------------------------------------------------

           4       SOURCE OF FUNDS*

                           WC
- --------------------------------------------------------------------------------

           5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                           [_]

- --------------------------------------------------------------------------------

           6       CITIZENSHIP OR PLACE OF ORGANIZATION

                           Texas
- --------------------------------------------------------------------------------

                   7       SOLE VOTING POWER

                                   -0-
          ----------------------------------------------------------------------
 NUMBERS OF
   SHARES
BENEFICIALLY       8       SHARED VOTING POWER
 OWNED BY                          -0-
   EACH
 REPORTING  --------------------------------------------------------------------
PERSON WITH
                   9       SOLE DISPOSITIVE POWER
                                   -0-

          ----------------------------------------------------------------------

                  10       SHARED DISPOSITIVE POWER
                                   -0-

- --------------------------------------------------------------------------------

           11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           -0-
- --------------------------------------------------------------------------------

           12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         [12]

- --------------------------------------------------------------------------------

           13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                          0.0%
- --------------------------------------------------------------------------------

           14      TYPE OF REPORTING PERSON*

                          PN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

================================================================================

CUSIP  NO.   349841304              PAGE   3   OF  17  PAGES
           ------------                  ----     ----
================================================================================

           1       NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           HRP Management II, Ltd.
- --------------------------------------------------------------------------------

           2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      a [_]
                                                                         b [X]

- --------------------------------------------------------------------------------

           3       SEC USE ONLY

- --------------------------------------------------------------------------------

           4       SOURCE OF FUNDS*

                           OO
- --------------------------------------------------------------------------------

           5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                           [_]

- --------------------------------------------------------------------------------

           6       CITIZENSHIP OR PLACE OF ORGANIZATION

                           Texas
- --------------------------------------------------------------------------------

                   7       SOLE VOTING POWER

                                   -0-
          ----------------------------------------------------------------------
 NUMBERS OF
   SHARES
BENEFICIALLY       8       SHARED VOTING POWER
 OWNED BY                          -0-
   EACH
 REPORTING  --------------------------------------------------------------------
PERSON WITH
                   9       SOLE DISPOSITIVE POWER
                                   -0-

          ----------------------------------------------------------------------

                  10       SHARED DISPOSITIVE POWER
                                   -0-

- --------------------------------------------------------------------------------

           11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           -0-
- --------------------------------------------------------------------------------

           12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         [X]

- --------------------------------------------------------------------------------

           13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                          0.0%
- --------------------------------------------------------------------------------

           14      TYPE OF REPORTING PERSON*

                          PN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

================================================================================

CUSIP  NO.   349841304              PAGE   4   OF  17  PAGES
           ------------                  ----     ----
================================================================================

           1       NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          HH Genpar Partners
- --------------------------------------------------------------------------------

           2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      a [_]
                                                                         b [X]

- --------------------------------------------------------------------------------

           3       SEC USE ONLY

- --------------------------------------------------------------------------------

           4       SOURCE OF FUNDS*

                           OO
- --------------------------------------------------------------------------------

           5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                           [_]

- --------------------------------------------------------------------------------

           6       CITIZENSHIP OR PLACE OF ORGANIZATION

                           Texas
- --------------------------------------------------------------------------------

                   7       SOLE VOTING POWER
                                   -0-
 NUMBERS OF --------------------------------------------------------------------
   SHARES
BENEFICIALLY       8       SHARED VOTING POWER
 OWNED BY                          -0-
   EACH   ----------------------------------------------------------------------
 REPORTING
PERSON WITH        9       SOLE DISPOSITIVE POWER
                                   -0-
          ----------------------------------------------------------------------

                  10       SHARED DISPOSITIVE POWER
                                   -0-
- --------------------------------------------------------------------------------

           11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           -0-
- --------------------------------------------------------------------------------

           12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         [X]

- --------------------------------------------------------------------------------

           13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                          0.0%
- --------------------------------------------------------------------------------

           14      TYPE OF REPORTING PERSON*

                          PN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

================================================================================

CUSIP  NO.   349841304              PAGE    5  OF  17  PAGES
           ------------                  ----     ----
================================================================================

           1       NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Hampstead Associates, Inc.
- --------------------------------------------------------------------------------

           2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      a [_]
                                                                         b [X]

- --------------------------------------------------------------------------------

           3       SEC USE ONLY

- --------------------------------------------------------------------------------

           4       SOURCE OF FUNDS*

                           OO
- --------------------------------------------------------------------------------

           5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                           [_]

- --------------------------------------------------------------------------------

           6       CITIZENSHIP OR PLACE OF ORGANIZATION

                           Texas
- --------------------------------------------------------------------------------

                   7       SOLE VOTING POWER
                                   -0-
 NUMBERS OF --------------------------------------------------------------------
   SHARES
BENEFICIALLY       8       SHARED VOTING POWER
 OWNED BY                          -0-
   EACH   ----------------------------------------------------------------------
 REPORTING
PERSON WITH        9       SOLE DISPOSITIVE POWER
                                   -0-
          ----------------------------------------------------------------------

                  10       SHARED DISPOSITIVE POWER
                                   -0-
- --------------------------------------------------------------------------------

           11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           -0-
- --------------------------------------------------------------------------------

           12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         [X]

- --------------------------------------------------------------------------------

           13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                          0.0%
- --------------------------------------------------------------------------------

           14      TYPE OF REPORTING PERSON*

                          CO
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

================================================================================

CUSIP  NO.   349841304              PAGE   6   OF  17  PAGES
           ------------                  ----     ----
================================================================================

           1       NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          RAW Genpar, Inc.
- --------------------------------------------------------------------------------

           2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      a [_]
                                                                         b [X]

- --------------------------------------------------------------------------------

           3       SEC USE ONLY

- --------------------------------------------------------------------------------

           4       SOURCE OF FUNDS*

                           OO
- --------------------------------------------------------------------------------

           5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                           [_]

- --------------------------------------------------------------------------------

           6       CITIZENSHIP OR PLACE OF ORGANIZATION

                           Texas
- --------------------------------------------------------------------------------

                   7       SOLE VOTING POWER
                                   -0-
 NUMBERS OF --------------------------------------------------------------------
   SHARES
BENEFICIALLY       8       SHARED VOTING POWER
 OWNED BY                          -0-
   EACH   ----------------------------------------------------------------------
 REPORTING
PERSON WITH        9       SOLE DISPOSITIVE POWER
                                   -0-
          ----------------------------------------------------------------------

                  10       SHARED DISPOSITIVE POWER
                                   -0-
- --------------------------------------------------------------------------------

           11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           -0-
- --------------------------------------------------------------------------------

           12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         [X]

- --------------------------------------------------------------------------------

           13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                          0.0%
- --------------------------------------------------------------------------------

           14      TYPE OF REPORTING PERSON*

                          CO
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

================================================================================

CUSIP  NO.   349841304              PAGE  7   OF   17  PAGES
           ------------                  ----     ----
================================================================================

           1       NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          InCap, Inc.
- --------------------------------------------------------------------------------

           2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      a [_]
                                                                         b [X]

- --------------------------------------------------------------------------------

           3       SEC USE ONLY

- --------------------------------------------------------------------------------

           4       SOURCE OF FUNDS*

                           OO
- --------------------------------------------------------------------------------

           5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                           [_]

- --------------------------------------------------------------------------------

           6       CITIZENSHIP OR PLACE OF ORGANIZATION

                           Texas
- --------------------------------------------------------------------------------

                   7       SOLE VOTING POWER
                                   -0-
 NUMBERS OF --------------------------------------------------------------------
   SHARES
BENEFICIALLY       8       SHARED VOTING POWER
 OWNED BY                          -0-
   EACH   ----------------------------------------------------------------------
 REPORTING
PERSON WITH        9       SOLE DISPOSITIVE POWER
                                   -0-
          ----------------------------------------------------------------------

                  10       SHARED DISPOSITIVE POWER
                                   -0-
- --------------------------------------------------------------------------------

           11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           -0-
- --------------------------------------------------------------------------------

           12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         [X]

- --------------------------------------------------------------------------------

           13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                          0.0%
- --------------------------------------------------------------------------------

           14      TYPE OF REPORTING PERSON*

                          CO
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This Amendment No. 14 amends and supplements the Statement on Schedule 13D filed on February 11, 1993 (as heretofore amended and supplemented, the "Schedule 13D"), by Forum Holdings, L.P., a Texas limited partnership, and Investors Genpar, Inc., a Delaware corporation. Capitalized terms used herein which are not otherwise defined herein are so used with the respective meanings ascribed to them in the Schedule 13D.

Item 4.  Purpose of Transaction.
         ----------------------

     Item 4 is hereby amended by adding the following paragraphs following the last paragraph thereof:

          On February 15, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Marriott International, Inc., a Delaware corporation ("Parent"), and FG Acquisition Corp., an Indiana Corporation ("Purchaser"). In connection with the execution and delivery of the Merger Agreement, Forum Holdings entered into an Agreement and Irrevocable Proxy, dated as of February 15, 1996 (as amended, the "Holdings/Marriott Agreement"), with Parent, Purchaser and the Company and an amendment thereto dated as of March 21, 1996 (the "Holdings/Marriott Amendment"). Pursuant to the Merger Agreement, on February 23, 1996 the Purchaser commenced a tender offer ("Offer") to purchase all of the outstanding shares of Common Stock at a purchase price of $13.00 per share, net to the seller in cash without interest thereon.

          Pursuant to the Offer and the Holdings/Marriott Agreement, (i) Forum Holdings sold to Purchaser (a) all of the 9,075,251 outstanding shares of Common Stock previously beneficially owned by Forum Holdings (b) all of the Warrants and Special Warrants previously beneficially owned by Forum Holdings and (ii) and the Investor Warrants were cancelled.

          The foregoing response to this Item 4 is qualified in its entirety by reference to the Merger Agreement, the Holdings/Marriott Agreement and the Holdings/Marriott Amendment, the full texts of which are filed as Exhibits 18, 19 and 20, respectively, hereto and incorporated herein by this reference.

Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

     Item 5 is hereby amended and restated in its entirety as follows:

          The responses to Items 3, 4 and 6 are incorporated herein by this reference.

          As a result of the purchase of shares of Common Stock pursuant to the Offer and the consummation of the other transactions contemplated by the Holdings/Marriott

     Agreement, as of March 25, 1996 Forum Holdings ceased to beneficially own any shares of Common Stock.

Item 6.  Contracts, Arrangements, Understandings or Relationships
         --------------------------------------------------------
         With Respect to Securities of the Issuer.
         ----------------------------------------

          The responses to Items 4 and 5 are incorporated herein by this reference.

Item 7.  Material to be Filed as Exhibits.
         --------------------------------

          Exhibit 18 -   Merger Agreement (incorporated by reference to Exhibit
                         1 to the Solicitation/Recommendation Statement on
                         Schedule 14D-9 filed on behalf of the Company with the
                         Securities and Exchange Commission on February 23,
                         1996)

          Exhibit 19 -   Holdings/Marriott Agreement (incorporated by reference
                         to Exhibit 10 to the Solicitation/Recommendation
                         Statement on Schedule 14D-9 filed on behalf of the Company with the Securities and Exchange Commission on February 23, 1996)

          Exhibit 20 -   Holdings/Marriott Amendment

                                   SIGNATURES

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be filed collectively with HRP Management II, Ltd., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc. and InCap, Inc.

     Dated:  April 1, 1996.
                                    FORUM HOLDINGS, L.P.


                                    By: /s/ Troy B. Lewis
                                        -----------------------
                                        Troy B. Lewis,
                                        Attorney-in-Fact/*/


          After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be filed collectively with Forum Holdings, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc. and InCap, Inc.

     Dated:  April 1, 1996.
                                    HRP MANAGEMENT II, LTD.


                                    By: /s/ Troy B. Lewis
                                        ----------------------
                                        Troy B. Lewis,
                                        Attorney-in-Fact/**/

- --------------------
 /*/ Pursuant to a Power of Attorney executed on behalf of Forum Holdings, L.P. and filed previously as Exhibit 12 hereto.

/**/ Pursuant to a Power of Attorney executed on behalf of HRP Management II, Ltd. and filed previously as Exhibit 12 hereto.

          After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be filed collectively with Forum Holdings, L.P., HRP Management II, Ltd., Hampstead Associates, Inc., RAW Genpar, Inc. and InCap, Inc.

          Dated:  April 1, 1996.
                                    HH GENPAR PARTNERS


                                    By: /s/ Troy B. Lewis
                                        -----------------
                                        Troy B. Lewis,
                                        Attorney-in-Fact/*/



          After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be filed collectively with Forum Holdings, L.P., HRP Management II, Ltd., HH Genpar Partners, RAW Genpar, Inc. and InCap, Inc.

          Dated:  April 1, 1996.


                                    HAMPSTEAD ASSOCIATES, INC.



                                    By: /s/ Troy B. Lewis
                                        -----------------
                                        Troy B. Lewis,
                                        Attorney-in-Fact/**/

- --------------------
 /*/ Pursuant to a Power of Attorney executed on behalf of HH Genpar Partners and filed previously as Exhibit 12 hereto.

/**/ Pursuant to a Power of Attorney executed on behalf of Hampstead Associates, Inc. and filed previously as Exhibit 12 hereto.

          After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be filed collectively with Forum Holdings, L.P., HRP Management II, Ltd., HH Genpar Partners, Hampstead Associates, Inc. and InCap, Inc.

          Dated:  April 1, 1996.


                                    RAW GENPAR, INC.



                                    By: /s/ Troy B. Lewis
                                        -----------------
                                        Troy B. Lewis,
                                        Attorney-in-Fact/*/



          After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be filed collectively with Forum Holdings, L.P., HRP Management II, Ltd., HH Genpar Partners, Hampstead Associates, Inc. and RAW Genpar, Inc.

          Dated:  April 1, 1996.


                                    INCAP, INC.



                                    By:   /s/ Troy B. Lewis
                                         ------------------
                                        Troy B. Lewis,
                                        Attorney-in-Fact/**/

- --------------------
 /*/ Pursuant to a Power of Attorney executed on behalf of RAW Genpar, Inc. and filed previously as Exhibit 12 hereto.

/**/ Pursuant to a Power of Attorney executed on behalf of InCap, Inc. and filed previously as Exhibit 12 hereto.

                               INDEX TO EXHIBITS
                               -----------------


 Exhibit             Description
- ---------  --------------------------------
   18      Merger Agreement (incorporated
           by reference to Exhibit 1 to
           the Solicitation/Recommendation
           Statement on Schedule 14D-9
           filed on behalf of the Company
           with the Securities and
           Exchange Commission on February
           23, 1996)

   19      Holdings/Marriott Agreement
           (incorporated by reference to
           Exhibit 10 to the
           Solicitation/Recommendation
           Statement on Schedule 14D-9
           filed on behalf of the Company
           with the Securities and
           Exchange Commission on February
           23, 1996)

   20      Holdings/Marriott Amendment
